October 30, 2024	Exhibit 5.1

Renovaro Inc.

2080 Century City East

Suite 906

Los Angeles, CA 90067

Ladies and Gentlemen:

We have acted as counsel to Renovaro Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-3 (the “Registration Statement”) to be filed on the date hereof by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933 as amended (the “1933 Act”), for the registration of (i) shares of common stock, par value 0.0001 per share, of the Company (the “Common Stock”), (ii) warrants to purchase shares of Common Stock (the “Warrants”) and (iii) units consisting of shares of Common Stock or Warrants or any combination thereof (the “Units”), up to a total offering price of $200,000,000.00. The Common Stock, Warrants and Units are collectively referred to herein as the “Securities.”

The Securities may be issued and sold by the Company from time to time on a delayed or continuous basis pursuant to applicable provisions of Rule 415 under the 1933 Act, and may be offered separately or together, in amounts, at prices and on terms to be determined in light of market conditions at the time of sale, and as set forth in the Registration Statement, any amendment thereto, the prospectus contained therein (the “Base Prospectus”), any supplements to the Base Prospectus (each, together with the Base Prospectus, a “Prospectus”), and the Resolutions (as defined below). We are basing this opinion on our understanding that, prior to issuing any Securities in connection with the Registration Statement, the Company will advise us in writing of the terms thereof and other information material thereto, will afford us an opportunity to review the operative documents pursuant to which such Securities are to be issued (including the Registration Statement and the Prospectus, as then in effect) and will file such supplement or amendment to this opinion letter (if any) as we may reasonably consider necessary or appropriate with respect to such Securities. However, we undertake no responsibility to monitor the Company’s future compliance with the notice requirements in this paragraph or with applicable laws, rules or regulations of the Commission or other governmental body

You have requested our opinion as to the matters set forth below in connection with the Registration Statement. For purposes of rendering our opinions below, we have reviewed solely the following (collectively, the “Documents”): (i) the Registration Statement; (ii) the Base Prospectus; (iii) the certificate of incorporation of the Company as set forth in a long-form good standing certificate issued by the Secretary of State of the State of Delaware on February 14, 2024 (the “Certificate of Incorporation”); (iv) the bylaws of the Company as amended and restated May 21, 2024 (the “Bylaws” and together with the Certificate of Incorporation, the “Organizational Documents”); (v) the resolutions of the Board of Directors of the Company (the “Board of Directors”) with respect to the Registration Statement adopted on October 29, 2024; and (vi) a certificate of an officer of the Company with respect to certain factual matters. In rendering our opinion, we also have made the assumptions that are customary in opinion letters of this kind. We have not verified any of those assumptions.

K&L GATES LLP
Southeast Financial Center 200 South Biscayne Boulevard Suite 3900 Miami FL 33131
Telephone: +1 305 539 3300
Facsimile: +1 305 358 7095
320981857.2

For purposes of rendering our opinions below we have not reviewed any document other than the Documents and assume that there exists no provision in any document relating to the matters covered by our opinions below that we have not reviewed that is inconsistent with the Documents or our opinions rendered below. For purposes of rendering our opinions below, we have assumed, without investigation, that: (i) each Document is accurate and complete, each Document that is an original is authentic and each Document that is a copy conforms to an authentic original; and (ii) all signatures on the Documents are genuine. We have further assumed for purposes of rendering our opinions below, the legal capacity and competence of all natural persons signing the Documents. We have conducted no independent factual investigation of our own but rather have relied on the Documents, the statements and information set forth therein and the additional matters recited or assumed herein, all of which we assume to be true, complete and accurate in all respects.

Our opinions set forth below are limited solely to the General Corporation Law of the State of Delaware (the “DGCL”). We are not opining on, and we assume no responsibility for, the applicability or effect on any of the matters covered herein of (i) any other laws, (ii) the laws of any other jurisdiction or (iii) the laws of any county, municipality or other political subdivision or local governmental agency or authority.

Based upon and subject to the foregoing, it is our opinion that:

1.	With respect to a share of Common Stock, when the Company shall have received the consideration for the issuance of such share of Common Stock (as shall have been duly established by or pursuant to the Resolutions (as defined below), which consideration is not less than the par value of such share of Common Stock) in accordance with the relevant Transaction Documents (as defined below), such share of Common Stock shall be validly issued, fully paid and nonassessable.

2.	With respect to a Warrant, when (i) such Warrant shall have been created and the terms of such Warrant (including the number of shares of Common Stock issuable upon exercise of such Warrant and the time or times at or within which and the consideration for which such share of shares of Common Stock may be acquired from the Company upon exercise of such Warrant) shall have been established by or pursuant to the Resolutions and set forth in the relevant Transaction Documents and (ii) the Company shall have received the consideration for the issuance of such Warrant (as shall have been duly established by or pursuant to the Resolutions) in accordance with the relevant Transaction Documents, such Warrant shall be a binding obligation of the Company and, upon receipt by the Company of the consideration for the issuance of a share of Common Stock upon exercise of such Warrant (as shall have been duly established by or pursuant to the Resolutions, which consideration is not less than the par value of such share of Common Stock) in accordance with the relevant Transaction Documents, the share of Common Stock issued upon exercise of such Warrant shall be validly issued, fully paid and nonassessable.

3.	With respect to a Unit, when (i) the Company shall have received the consideration for the issuance of each share of Common Stock comprising such Unit (as shall have been duly established by or pursuant to the Resolutions, which consideration is not less than the par value of such share of Common Stock) in accordance with the relevant Transaction Documents, (ii) each Warrant comprising such Unit shall have been created and the terms of such Warrant (including the number of shares of Common Stock issuable upon exercise of such Warrant and the time or times at or within which and the consideration for which such share of shares of Common Stock may be acquired from the Company upon exercise of such Warrant) shall have been established by or pursuant to the Resolutions and set forth in the relevant Transaction Documents and (iii) the Company receives the consideration for the issuance of each Warrant comprising such Unit (as shall have been duly established by or pursuant to the Resolutions) in accordance with the relevant Transaction Documents, such Unit (and each Warrant comprising such Unit) shall be a binding obligation of the Company and, upon receipt by the Company of the consideration for the issuance of a share of Common Stock upon exercise of each Warrant comprising such Unit (as shall have been duly established by or pursuant to the Resolutions, which consideration is not less than the par value of such share of Common Stock) in accordance with the relevant Transaction Documents, the share of Common Stock issued upon exercise of such Warrant shall be validly issued, fully paid and nonassessable.

The opinions set forth above are subject to the following additional assumptions:

(a)       The Board of Directors or a duly authorized committee thereof will have duly adopted resolutions (the “Resolutions”) (i) authorizing, creating (in the case of Warrants) and establishing and fixing the terms and conditions of, the offering, issuance and sale of the Securities, and (ii) delegating to a person or body, in addition to the Board of Directors or any duly authorized committee thereof, the authority to enter into one or more transactions to issue shares of Common Stock and/or Warrants, in each case, in compliance with Sections 152, 153 and/or 157 of the DGCL;

(b)       The Resolutions will not have been rescinded and will be unchanged at all times during which the Securities are offered, sold or issued by the Company;

(c)       The terms of the offering, issuance and sale of the Securities (x) will have been duly established in accordance with all applicable law, the Organizational Documents, the Resolutions and any definitive purchase agreement, underwriting agreement, subscription agreement, warrant agreement and other relevant agreement relating to the offering, issuance and sale of the Securities authorized by or pursuant to the Resolutions (collectively, the “Transaction Documents”), and (y) will not result in a default under or breach of (nor constitute any event which with notice, lapse of time or both would constitute a default under or result in any breach of) any agreement or instrument binding upon the Company and so as to comply with any restriction imposed by any court or governmental body having jurisdiction over the Company;

(d)       The Organizational Documents will not be amended after the date hereof in a manner that would affect the validity of any of the opinions rendered herein;

(e)       The Company will have sufficient authorized, unissued and unreserved shares of Common Stock to offer, issue and sell shares of Common Stock or Warrants exercisable for shares of Common Stock to permit the issuance of such shares of Common Stock or Warrants;

(f)       Either (i) each issued share of Common Stock will be evidenced by a certificate that has been duly executed and delivered or (ii) prior to the issuance of a share of Common Stock the Board of Directors will have adopted a resolution providing that all shares of Common Stock shall be uncertificated in accordance with Section 158 of the DGCL, and, within a reasonable time after the issuance of such uncertificated share of Common Stock, the registered owner thereof will be given notice in writing or by electronic transmission in compliance with Section 151(f) of the DGCL;

(g)        The issuance of each share of Common Stock will be properly recorded in the books and records of the Company;

(h)        The Registration Statement and any amendment thereto (including any post-effective amendment) will have become effective under the 1933 Act, and such effectiveness will not have been terminated, suspended or rescinded;

(i)       A supplement to the Base Prospectus will have been prepared and filed with the Commission establishing the terms of the sale and issuance of the Securities offered thereby and will comply with all applicable laws and rules and regulations;

(j)       The Securities offered pursuant to the Registration Statement will be offered, issued and sold (i) in compliance with all applicable federal and state securities laws, rules and regulations and solely in the manner provided in the Registration Statement, any amendment thereto or any supplement to the Base Prospectus and (ii) only upon payment of the consideration fixed therefor in accordance with the terms and conditions of the Transaction Documents and the Resolutions relating to the particular offering, issuance or sale of Securities and there will not have occurred any change in law or fact affecting the validity of any of the opinions rendered herein with respect thereto;

(k)       Each Transaction Document will comply with the requirements of applicable law, will not contain any provision inconsistent with the Organizational Documents and will have been duly authorized and validly executed and delivered by the Company and each of the other parties thereto;

(l)       In the case of any Transaction Documents pursuant to which any Securities offered, issued or sold pursuant to the Registration Statement, including any amendment or supplement to any of the foregoing, no terms or provisions contained therein will affect the validity of any of the opinions rendered herein;

(m)       The Company will remain at all times a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware; and

(n)       The issuance of shares of Common Stock, Warrants or Units will not increase the proportionate share of the Common Stock held by any interested stockholder (within the meaning of Section 203 of the DGCL) of the Company.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm in the Base Prospectus under the caption “Legal Matters.” In giving our consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations thereunder.

Yours truly,

/s/ K&L Gates LLP

K&L Gates LLP

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